Filed Pursuant to Rule 424(b)(7)

Registration No. 333-259706

Supplement No. 5

(To Prospectus dated October 5, 2021)

ReNew Energy Global Plc

PRIMARY OFFERING OF

20,226,773 CLASS A ORDINARY SHARES

SECONDARY OFFERING OF

271,479,759 CLASS A ORDINARY SHARES,

118,363,766 CLASS C ORDINARY SHARES,

7,026,807 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES, AND

7,671,581 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates and amends certain information contained in the prospectus dated October 5, 2021, or the “Prospectus”, covering the issuance from time to time by ReNew Energy Global plc, a public limited company organized under the laws of England  & Wales, or “we”, “our”, the “Company”, of up to 20,226,773 Class A Ordinary Shares, nominal value of $0.0001, or the “Class A Ordinary Shares,” including 7,026,807 Class  A Ordinary Shares issuable upon the exercise of Warrants that are held by RMG Sponsor II, LLC, or “RMG Sponsor II”, or “Private Warrants” and 11,499,966 Class  A Ordinary Shares issuable upon the exercise of Warrants held by the public warrant holders, or “Public Warrants”. The Prospectus also relates to the resale, from time to time, by the selling securityholders named therein, or the “Selling Securityholders”, or their pledgees, donees, transferees, or other successors in interest, of (a) up to 271,479,759 Class A Ordinary Shares, (b) up to 7,026,807 Private Warrants; (c)  up to 118,363,766 class C ordinary shares having a nominal value of $0.0001 per share, or “Class C Ordinary Shares”, and (d) up to 7,671,581 Class  A Ordinary Shares issuable upon exercises of the Private Warrants. You should read this supplement no. 1 in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 22, 2022

1.

On February 17, 2022, our shareholder, RMG Sponsor dissolved its assets and was liquidated. As a result, RMG Sponsor distributed its Class A Ordinary shares to the following members. Where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus. The percentages in the following table are based on 282,435,478 Class A Ordinary Shares outstanding as of February 21, 2022.

On February 17, 2021, we entered into a Joinder to the Registration Rights, Coordination and Put Option Agreement with the Selling Securityholders identified in the table below, pursuant to which each member agreed to abide by the terms and conditions of the Registration Rights, Coordination and Put Option Agreement to the extent they applied to RMG Sponsor.

SELLING SECURITYHOLDERS

Name and addresses	Securities beneficially owned prior to the offering						Securities to be sold in this offering			Securities beneficially owned after this offering
	Class A Ordinary Shares**	%	Class C Ordinary Shares	%	Private Warrants	%	Class A Ordinary Shares	Class C Ordinary Shares	Private Warrants	Class A Ordinary Shares	%	Class C Ordinary Shares	%	Private Warrants	%
Christina Alfandary (42)	102,784	*	—	—	66,667	*	30,000	—	66,667	—	—	—	—	—	—
Jeffrey Bornstein (43)	149,176	*	—	—	100,000	1.42	40,000	—	100,000	—	—	—	—	—	—
Bourne Childrens Investment Trust (44)	47,821	*	—	—	33,333	*	11,429	—	33,333	—	—	—	—	—	—
Mary E. Bourne (45)	95,641	*	—	—	66,667	*	22,857	—	66,667	—	—	—	—	—	—
Raymond F. Bourne (46)	191,281	*	—	—	133,333	1.90	45,714	—	133,333	—	—	—	—	—	—
Craig Broderick (47)	473,919	*	—	—	333,333	4.74	110,000	—	333,333	—	—	—	—	—	—
Steven Buffone (48)	566,704	*	—	—	400,000	5.69	130,000	—	400,000	—	—	—	—	—	—
Riverside Management Group, LLC (49)	2,254,554	*	—	—	133,333	1.90	2,108,987	—	133,333
Jane Chwick (50)	218,764	*	—	—	150,000	2.13	55,000	—	150,000	—	—	—	—	—	—
Randel A. Falco (51)	218,764	*	—	—	150,000	2.13	55,000	—	150,000	—	—	—	—	—	—
Forst GST, LLC (52)	445,474	*	—	—	316,667	4.51	99,750	—	316,667	—	—	—	—	—	—
Ed Forst (53)	492,366	*	—	—	350,000	4.98	110,250	—	350,000	—	—	—	—	—	—
Steven J. Gilbert (54)	102,784	*	—	—	66,667	*	30,000	—	66,667	—	—	—	—	—	—
The Gregory 1997 Children’s Trust FBO Morgan L. Gregory (58)	561,704	*	—	—	400,000	5.69	125,000	—	400,000	—	—	—	—	—	—
The Gregory 1997 Children’s Trust FBO Kristin J. Gregory (59)	561,704	*	—	—	400,000	5.69	125,000	—	400,000	—	—	—	—	—	—
HG Ventures LLC (60)	891,447	*	—	—	633,333	9.01	200,000	—	633,333	—	—	—	—	—	—
Philip Kassin (61)	2,254,555	*	—	—	133,333	1.90	2,108,988	—	133,333	—	—	—	—	—	—
Robert S. Mancini (62)	2,400,138	*	—	—	266,681	3.80	2,108,987	—	266,681	—	—	—	—	—	—
Thad Miller (63)	1,192,789	*	—	—	842,667	11.99	272,800	—	842,667	—	—	—	—	—	—
Catherine D. Rice 2002 Trust (64)	669,488	*	—	—	466,667	6.64	160,000	—	466,667	—	—	—	—	—	—
Sean and Mark LLC (65)	473,919	*	—	—	333,333	4.74	110,000	—	333,333	—	—	—	—	—	—
Wesley Sima (66)	262,372	*	—	—	116,667	1.66	135,000	—	116,667	—	—	—	—	—	—
Andrew Smith (67)	120,692	*	—	—	50,793	*	65,238	—	50,793	—	—	—	—	—	—
John Eric Smith (68)	149,176	*	—	—	100,000	1.42	40,000	—	100,000	—	—	—	—	—	—
Trae Stephens (69)	218,764	*	—	—	150,000	2.13	55,000	—	150,000	—	—	—	—	—	—
Eddy Zervigon (70)	56,392	*	—	—	33,333	*	20,000	—	33,333	—	—	—	—	—	—
W. Grant Gregory (71)	250,000	*	—	—	—	—	250,000	—	—	—	—	—	—	—	—

* ** (42)

Beneficial shareholding of respective shareholder is less than 5% in respect of Class A Shares and less than 1% in respect of Warrants.

The number of Class A Shares listed for each Selling Securityholder assumes the exercise of all of the warrants beneficially owned by such Selling Securityholder.

Christina Alfandary’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Ms. Alfandary was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.

(43)	Jeffrey Bornstein’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140.
(44)	Mary E. Bourne is the trustee of the Bourne Childrens Investment Trust, dated December 11, 2011. As such, she has voting or investment control over the securities held by the trust. The business address of such trust is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140.
(45)	Mary E. Bourne’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140.
(46)	Raymond F. Bourne’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Bourne was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(47)	Craig Broderick’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Broderick was previously a board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(48)	Steven Buffone’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Buffone was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(49)	The natural person having voting or investment control over the securities held by the Selling Securityholder is D. James Carpenter. The business address of such entity is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Carpenter was previously the Chairman of the Board of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(50)	Jane Chwick’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Ms. Chwick was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(51)	Randel A. Falco’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Falco was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(52)	The natural person having voting or investment control over the securities held by the Selling Securityholder is Ed Forst. The business address of such entity is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Forst was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(53)	Ed Forst’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Forst was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(54)	Steven J. Gilbert’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Gilbert was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(58)	Karen Gregory is the trustee of The Gregory 1997 Children’s Trust FBO Morgan L. Gregory, dated December 1, 1997. As such, she has voting or investment control over the securities held by the trust. The business address of such trust is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140.
(59)	Karen Gregory is the trustee of The Gregory 1997 Children’s Trust FBO Kristin J. Gregory, dated December 1, 1997. As such, she has voting or investment control over the securities held by the trust. The business address of such trust is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140.
(60)	The natural person having voting or investment control over the securities held by the Selling Securityholder is Jeff Laborsky. The business address of such entity is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Laborsky was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(61)	Philip Kassin’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Kassin was previously the President, Secretary, Chief Operating Officer and a board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.

(62)	Robert S. Mancini’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Mancini was previously the Chief Executive Officer and a board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(63)	W. Thaddeus Miller’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Miller was previously a board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(64)	The natural person having voting or investment control over the securities held by the Selling Securityholder is Catherine D. Rice. The business address of such entity is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Ms. Rice was previously a board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(65)	Catherine D. Rice is the trustee of Catherine D. Rice 2002 Trust, dated April 19, 2019. As such, she has voting or investment control over the securities held by the trust. The business address of such trust is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Broderick was previously a board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(66)	Wesley Sima’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Sima was previously the Chief Financial Officer of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(67)	Andrew Smith’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Smith was previously a vice president of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(68)	John Eric Smith’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Smith was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(69)	Trae Stephens’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Stephens was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(70)	Eddy Zervigon’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Zervigon was previously an advisory board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.
(71)	W. Grant Gregory’s business address is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, FL 33140. Mr. Gregory was previously a board member of RMG Acquisition Corporation II, a wholly owned subsidiary of the registrant.